Exhibit 99.1

Body Central Corp. Announces Third Quarter 2013 Financial Results

Jacksonville, FL - October 31, 2013 - Body Central Corp. (Nasdaq: BODY) today announced financial results for the third quarter of 2013.

Highlights for the thirteen weeks ended September 28, 2013:

•	Net revenues for the quarter decreased 10.4% to $60.8 million, compared to $67.9 million for the third quarter of 2012.

•	Store sales decreased 10.1% to $55.7 million due to a comparable-store sales decrease of 18.3%, partially offset by a net increase of 28 stores from the same quarter last year.

•	Direct sales decreased by 13.6% to $5.1 million from $5.9 million in the same quarter last year.

•	The loss from operations was $15.5 million, as compared to income from operations of $196,000 for the third quarter in 2012.

•
The net loss was $9.0 million, or $(0.55) per diluted share based on 16.4 million weighted average shares outstanding. Net income for the third quarter of 2012 was $153,000, or $0.01 per diluted share based on 16.3 million weighted average shares outstanding.

•	The Company opened 5 new stores during the third quarter and operated 291 stores as of September 28, 2013.

Brian Woolf, Body Central’s CEO, stated: “Our third quarter results reflect the continued difficulty of driving traffic into our stores and the overall traffic slowdown within our segment.  While our comparable sales decreased 18% for the quarter, we realized positive comp sales performance in our bottoms and shoe businesses.  In addition, the eCommerce component of our direct business continues to grow rapidly as we shift our marketing spend to online traffic drivers such as email campaigns, display ads, and affiliate programs. During the third quarter, we saw direct business revenue attributed to eCommerce increase approximately threefold from prior year levels. We are also confident that our focus on nightlife and club wear will resonate with our customers this holiday season.  The introduction of our Sexy Stretch line performed well and we have plans to expand the offering.  Our priorities continue to be to improve merchandise assortments, customer messaging and store traffic.  We are initiating several key marketing actions during the holiday season to expand our customer base and reactivate former customers."
Mr. Woolf further stated: "Due to the longer transition period, we have reduced our corporate staff by 11% effective immediately, and have initiated other cost cutting measures that will be fully deployed by year end with the expectation that these initiatives will reduce our annualized SG&A exposure by $5 million."

In closing, Mr. Woolf said: "We believe our strategic direction and initiatives will support the re-engagement of our customer base while driving long-term sales growth and profitability."

Balance Sheet highlights as of September 28, 2013:

Cash, cash equivalents and short-term investments were $20.0 million at the end of the third quarter of 2013 compared to $36.9 million at the end of the third quarter in the prior year.

Average per store inventory at cost decreased 12.4% and average per store inventory units increased 4.0% from one year ago.

The Company had no long-term debt as of the end of the third quarter 2013 and 2012.

Reported results are preliminary and remain subject to adjustment until the filing of our Form 10-Q with the SEC.

Exhibit 99.1

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today October 31, 2013 at 4:30 PM Eastern Time. The conference call will also be webcast live at www.bodycentral.com. To access the replay of this call, please dial (877) 870-5176 and enter pin number 1108801. The replay is available until November 14, 2013. A replay of this web cast will also be available on the Investor Relations section of the Company’s website, www.bodycentral.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of October 31, 2013 the Company operated 292 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodycentral.com. The Company targets women in their late teens to early thirties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. The Company’s stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT:

Tom Stoltz
Chief Operating Officer and Chief Financial Officer
904-207-6720
tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations; (6) our ability to obtain financing or to generate sufficient cash flow to support operations; (7) the success of the malls and shopping centers in which our stores are located; (8) our dependence on a strong brand image; (9) our direct business growing consistently with our growth strategy; (10) our information technology systems supporting our current and growing business, before and after our planned upgrades; (11) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (12) our dependence upon key executive management or our inability to hire or retain additional personnel; (13) disruptions in our supply chain and distribution facility; (14) our lease obligations; (15) our reliance upon independent third-party transportation providers for all of our product shipments; (16) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (17) the seasonality of our business; (18) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (19) the impact of governmental laws and regulations and the outcomes of legal proceedings; (20) our maintaining effective internal controls; and (21) our ability to protect our trademarks or other intellectual property rights.

Exhibit 99.1

BODY CENTRAL CORP.
NON-GAAP CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

(ADJUSTED FOR SECOND QUARTER DIRECT BUSINESS GOODWILL IMPAIRMENT LOSS)

	Thirty-Nine Weeks Ended
	September 28,	September 29,
	2013	2012
	(In thousands, except share data)
Net (loss) income, as reported	$(19,053)	$9,541
Direct business impairment	10,358	—
Net (loss) income, as adjusted	$(8,695)	$9,541
Net (loss) income per common share, as reported:
Basic	$(1.17)	$0.59
Diluted	$(1.17)	$0.58
Net (loss) income per common share, as adjusted:
Basic	$(0.53)	$0.59
Diluted	$(0.53)	$0.58
Weighted-average common shares outstanding:
Basic	16,318,046	16,169,953
Diluted	16,318,046	16,350,690

Exhibit 99.1

BODY CENTRAL CORP.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
	In Thousands Except Per Share Data
Net revenues	$60,833	$67,920	$217,383	$229,956
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	49,692	46,399	157,977	154,440
Gross profit	11,141	21,521	59,406	75,516
Selling, general and administrative expenses	24,480	19,718	69,406	55,820
Depreciation	2,154	1,607	6,438	4,469
Impairment of long-lived assets	—	—	10,358	—
(Loss) income from operations	(15,493)	196	(26,796)	15,227
Interest income, net	2	3	11	10
Other (loss) income, net	(259)	45	747	104
(Loss) income before income taxes	(15,750)	244	(26,038)	15,341
Benefit (provision) for income taxes	6,769	(91)	6,985	(5,800)
Net (loss) income	$(8,981)	$153	$(19,053)	$9,541

Net (loss) income per common share:
Basic	$(0.55)	$0.01	$(1.17)	$0.59
Diluted	$(0.55)	$0.01	$(1.17)	$0.58
Weighted-average common shares outstanding:
Basic	16,363,633	16,205,845	16,318,046	16,169,953
Diluted	16,363,633	16,305,557	16,318,046	16,350,690

Exhibit 99.1

BODY CENTRAL CORP.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 28, 2013	September 29, 2012
Assets
Current assets
Cash and cash equivalents	$15,597	$22,679
Short-term investments	4,356	14,265
Accounts receivable	1,479	1,536
Inventories	24,464	20,860
Prepaid expenses and other current assets	12,221	7,516
Deferred tax asset	3,289	2,168
Total current assets	61,406	69,024
Property and equipment, net of accumulated depreciation	40,479	30,860
Goodwill	11,150	21,508
Intangible assets, net of accumulated amortization	16,574	16,574
Other assets	333	108
Total assets	$129,942	$138,074
Liabilities and Stockholders’ Equity
Current liabilities
Merchandise accounts payable	$10,585	$8,547
Accrued expenses and other current liabilities	21,155	19,674
Total current liabilities	31,740	28,221
Other liabilities	10,167	7,900
Deferred tax liability	4,392	4,577
Total liabilities	46,299	40,698
Commitments and contingencies
Stockholders’ equity
Total stockholders’ equity	83,643	97,376
Total liabilities and stockholders’ equity	$129,942	$138,074

Exhibit 99.1

BODY CENTRAL CORP.
 CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Thirty-Nine Weeks Ended
	September 28, 2013	September 29, 2012
Cash flows from operating activities
Net (loss) income	$(19,053)	$9,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,438	4,469
Deferred income taxes	(2,236)	137
Excess tax benefits from stock-based compensation	(39)	(751)
Stock-based compensation	2,061	1,473
Amortization of premiums and discounts on investments, net	147	263
Loss on disposal of property and equipment	422	82
Impairment of long-lived assets	10,358	—
Changes in assets and liabilities:
Accounts receivable	3,231	1,071
Inventories	(1,493)	281
Prepaid expenses and other assets	(5,342)	(490)
Merchandise accounts payable	(3,130)	(7,951)
Accrued expenses and other current liabilities	362	(1,626)
Other liabilities	(380)	732
Net cash (used in) provided by operating activities	(8,654)	7,231
Cash flows from investing activities
Proceeds from sale of property and equipment	-	29
Purchases of property and equipment	(12,709)	(13,158)
Purchases of intangible assets	—	(179)
Purchases of short-term investments	(12,786)	(24,582)
Proceeds from sales of short-term investments	2,310	1,051
Proceeds from maturities of short-term investments	5,973	9,000
Net cash used in investing activities	(17,212)	(27,839)
Cash flows from financing activities
Proceeds from exercise of stock options	327	543
Excess tax benefits from stock-based compensation	—	751
Net cash provided by financing activities	327	1,294
Net decrease in cash and cash equivalents	(25,539)	(19,314)
Cash and cash equivalents
Beginning of year	41,136	41,993
End of period	$15,597	$22,679